Exhibit 4.4

LianBio

Number	Ordinary Shares
[ ]	—[ ]—

Incorporated under the laws of the Cayman Islands

Share capital is $50,000.00 divided into 2,859,432,812 Shares of US$0.000017100448 par value each

THIS IS TO CERTIFY THAT [                 ] is the registered holder of [                 ] Ordinary Shares in the above-named Company subject to the Fifth Amended and Restated Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the [         ] day of [                ] 2021 by: